EXHIBIT 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) dated as of February 16, 2021 (“Effective Date”), is made by and among Red Violet, Inc. (the “Company”) and Michael Brauser (“Brauser”), each referred to as a “Party” and collectively, the “Parties.”

WHEREAS, the Parties entered into an Executive Chairman Services Agreement effective as of August 7, 2018 (the “Services Agreement”), pursuant to which Brauser agreed to provide certain services to the Company (as more fully defined therein);

WHEREAS, on September 5, 2018, the Parties entered into a Restricted Stock Unit Agreement pursuant to the Red Violet, Inc. 2018 Stock Incentive Plan (“2018 RSU Agreement”), granting Brauser the right to receive Restricted Stock Units on a vesting schedule, subject to the provisions and existing conditions of such grant (as more fully defined therein);

WHEREAS, on November 20, 2020, the Parties entered into a Restricted Stock Unit Agreement pursuant to the Red Violet, Inc. 2018 Stock Incentive Plan, as Amended (“2020 RSU Agreement”), granting Brauser the right to receive Restricted Stock Units on a vesting schedule, subject to the provisions and existing conditions of such grant (as more fully defined therein);

WHEREAS, the Parties desire, under the terms and conditions set forth herein, to provide clarity with respect to the Parties’ ongoing business relations, and to effectuate an orderly separation between Brauser and the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the amount and sufficiency of which is hereby acknowledged, the Parties do hereby stipulate and agree as follows:

1.Non-Renewal of the Services Agreement.  The Services Agreement between the Parties, expiring on August 6, 2021 (“Expiration Date”), will not be renewed, but will continue in force and effect until the Expiration Date.  Subject to the terms contained in the Services Agreement and this Agreement, Brauser will receive continued payment of the monthly cash compensation ($30,000 per month) and his reasonable expenses incurred in connection with any Requested Work (as hereinafter defined) until the Expiration Date in accordance with the existing terms of the Services Agreement.  In the event of a conflict between the terms of this Agreement and the Services Agreement, the terms of this Agreement shall control.

2.Future Brauser Consulting Activities.  The Company requires, and Brauser agrees, that Brauser will not take any actions on behalf of the Company, including pursuant to the Services Agreement, unless specifically requested in writing by the Company (such requests referred to as "Requested Work").

3.Survival of Provisions in the Services Agreement.  The Parties agree that Sections 7 through 18 of the Services Agreement shall survive the non-renewal of the Services Agreement provided for in Section 1 herein, and August 6, 2021 shall be deemed the date of termination of the Services Agreement for such purposes.

4.Non-Solicitation of Company’s Business, Customer or Industry Relationships.  Brauser agrees that for the remainder of the current Term of the Services Agreement, and for a period of twenty-four (24) months thereafter (collectively, the “Restricted Period”), Brauser will not directly or indirectly contact, solicit, service, or do business with (or attempt to contact, solicit, service, or do business with) any actual or potential business, customer, client, vendor, supplier, or industry contact of the Company or its related or affiliated companies, who was an actual or potential business, customer, client, vendor, supplier or industry contact of the Company or its related or affiliated companies as of the Effective Date of this Agreement.

5.Non-Solicitation of Company’s Employees, Contractors or Agents.  Brauser agrees that for the Restricted Period, Brauser will not directly or indirectly, induce, solicit, recruit, hire, employ, or attempt to do any of the foregoing or assist others in soliciting, recruiting, hiring or employing any person who is, becomes, or was during the two (2) year period before the Effective Date of this Agreement, an employee, director, officer, agent, consultant or contractor of the Company or any and all related or affiliated companies, to perform services for any person or entity other than the Company, or to otherwise hire away, divert, diminish, or interfere with the Company’s relationships or that of the Company’s related or affiliated entities.

6.Vesting of Restricted Stock Units Under the 2018 RSU Agreement.  Subject to the terms contained in this Agreement, and for the avoidance of doubt, the Parties agree that the 2018 RSU Agreement is amended to remove Sections 2(b)(iii) and 2(c)(i) thereof, such that the remaining unvested 33-1/3% of the 500,000 Restricted Stock Units granted to Brauser in accordance with the 2018 RSU Agreement will vest on July 1, 2021, subject to all other provisions and conditions of such grant.

7.Vesting of Restricted Stock Units Under the 2020 RSU Agreement.  Subject to the terms contained in this Agreement, the Parties agree that the 2020 RSU Agreement, granting Brauser 30,000 Restricted Stock Units, is amended to remove Sections 2(b) and 2(c)(i) thereof, such that the 30,000 Restricted Stock Units will vest 33-1/3% on November 1, 2021, 66-2/3% on November 1, 2022, and 100% on November 1, 2023, subject to all other provisions and conditions of such grant.

8.Registration of Brauser Shares. During the time when Brauser and his Affiliates (as such term is defined in Rule 144(a)(1) under the Securities Act of 1933, as amended, each an "Affiliate," and collectively, "Affiliates"), individually or as a group, have beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) at least 10% of the Company’s common stock, par value $0.001 (the "Common Stock"), the Company agrees to include in any registration statement filed for the benefit of selling stockholders, the shares of Common Stock held by Brauser and his Affiliates in such registration statement.

9.Voting of Brauser Shares.  For a period beginning on the Effective Date and ending on the Expiration Date, Brauser and his Affiliates agree that they will appear in person or by proxy at each annual or special meeting of stockholders of the Company (including any adjournment, postponement, rescheduling or continuation thereof), whether such meeting is held at a physical location or virtually by means of remote communications, and will vote (or execute a consent with respect to) all shares of Common Stock beneficially owned by him or any of his Affiliates in accordance with the Board’s recommendations with respect to (a) each election of directors, any removal of directors and any replacement of directors, provided that there is a change in no more than 25% of the Company’s current directors, excluding any changes resulting from the death or resignation of a director, and (b) the ratification of the appointment of the Company’s independent registered public accounting firm.

10.General Release.  Except for the obligations to be performed under this Agreement, Brauser, his Representatives, agents, attorneys, corporations, Affiliates, successors, assigns, and heirs, and anyone claiming by, through or under them (the “Releasing Parties”), hereby release and forever discharge the Company, its officers, directors, shareholders, employees, attorneys, representatives, agents, corporations, Affiliates, parent and subsidiary corporations, successors, and assigns (the “Released Parties”), from any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues, and controversies of any kind, nature, or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or un-accrued, apparent or unapparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, and fixed or contingent, whether based on state, local, foreign, federal, statutory, regulatory, common, or other law or rule that Brauser or any Releasing Party ever had, now has, or may have, or otherwise could, can or might assert, whether direct, derivative, individual, class, representative, legal, equitable, or of any other type or in any other capacity, from the beginning of the world to the date of this Agreement; provided, however, that this release shall not be applicable with respect to any claims based upon or relating to fraud, theft, embezzlement or a violation of law by the Company.

Except for the obligations to be performed under this Agreement, the Company and anyone claiming by, through or under it, hereby release and forever discharge Brauser, his Representatives, agents, attorneys, Affiliates, successors, assigns, and heirs, from any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues, and controversies of any kind, nature, or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or un-accrued, apparent or unapparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, and fixed or contingent, whether based on state, local, foreign, federal, statutory, regulatory, common, or other law or rule that the Company and anyone claiming by, through or under it ever had, now has, or may have, or otherwise could, can or might assert, whether direct, derivative, individual, class, representative, legal, equitable, or of any other type or in any other capacity, from the beginning of the world to the date of this Agreement; provided, however, that this release shall not be applicable with respect to any claims based upon or relating to fraud, theft, embezzlement or a violation of law.

11.Disclosure.  Neither Party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other Party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in his or its judgment be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Any such disclosure shall be substantially in the form of Exhibit A to this Agreement and the form of Agreement filed with any such filing made by Brauser will incorporate by reference the form of Agreement filed by the Company in accordance with Rule 12b-23(c) and (e) under the Exchange Act.

12.Non-Disparagement.  At all times following the execution of this Agreement, each Party agrees to refrain, and to cause his or its respective Representatives and Affiliates and its Representatives to refrain, from disparaging or making comments or statements, in utterance, writing or other form of communication, that are or may be harmful to the business interests, reputation or good will of the other Party, its or his related or affiliated companies, their respective customers; and their investors, insurers, attorneys, and present and former managers, employees, owners, shareholders, directors, officers, agents and operators, including in their individual capacities, as well as their respective successors and assigns.  The Parties also agree to refrain, and to cause their Representatives and Affiliates and its Representatives to refrain, from assisting or cooperating with any person or entity seeking to publicly disparage or economically harm a Party or any Released Party. Representative means, as to any person or entity, its employees, agents, advisors, officers, directors, and equity holders, including, without limitation, its counsel and consultants.

13.Equitable Relief.  In addition to reserving all rights to pursue monetary damages, the Parties shall have all rights to seek equitable relief with respect to a breach or threatened breach of this Agreement.

14.Prevailing Party Fees and Costs.  In the event of a dispute arising out of or relating to this Agreement, whether or not a lawsuit or other proceeding is filed, the prevailing party is entitled to recover, and the non-prevailing party shall pay, all reasonable attorneys’ fees and costs of the prevailing party, including attorneys’ fees and costs incurred in litigating entitlement to attorneys’ fees and costs and in determining or quantifying the amount of recoverable attorneys’ fees and costs, and all appeals. The reasonable costs to which the prevailing party is entitled include costs that are taxable under any applicable statute, rule, or guideline and non-taxable costs and expenses.

15.Authority.  In entering into this Agreement, the Parties represent that they are of lawful age, of sound mind, and authorized and competent to enter into this Agreement.  The Parties acknowledge and declare that the terms of this Agreement have been completely read, are fully understood, and are voluntarily accepted in accord and satisfaction of any and all aforementioned claims.

16.Independent Legal Representation/Waiver of Conflicts.  The Parties acknowledge that the Company has engaged the law firm Akerman LLP (“Akerman”) to represent the Company in the past, and Akerman currently represents and will continue to represent the Company in the future.  Brauser acknowledges that Akerman does not represent him in connection with this matter.  Brauser waives any conflicts related to, and consents to, Akerman’s representation of the Company, and fully understands the ramifications of the conflict waiver language contained herein.  Brauser is being represented by independent legal counsel of his choice, and has sought or been advised to seek the advice and expertise of his independent legal counsel in connection with this Agreement prior to executing this Agreement.

17.Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties hereto with respect to the subject matter thereof.  This Agreement supersedes all prior negotiations, agreements, statements, and representations with respect to the subject matter hereof.  This Agreement is executed without any reliance upon any statement or representation by the other Party, their respective agents, representatives, or attorneys not set forth herein.

18.Construction of Agreement.  This Agreement has been negotiated by the respective Parties hereto, and the language hereof shall not be construed for or against any Party.

19.No Modification, Except in Writing.  This Agreement may not be modified or amended in any way except in writing, signed by all Parties.

20.Severability. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the minimum extent necessary to render the same valid and enforceable, and, in the event no such limiting construction is possible, such invalid or unenforceable provision shall be deemed severed from the Agreement without affecting the validity of any other provision hereof.

21.Governing Law/Venue.  The Parties agree that this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.  Any action or proceeding under or pertaining to this Agreement may only be brought in the Delaware Court of Chancery or federal court located within the State of Delaware.

22.Waiver of Jury Trial.  EACH OF THE PARTIES HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

23.Counterparts.  This Agreement may be executed in one or more counterparts, and in both original form and one or more photocopies, facsimiles, or PDFs, each of which shall be deemed to be an original and all of which together shall be deemed to constitute the same instrument.

24.Captions.  The captions or section headings in this Agreement are for convenience of reference only and shall not be considered in the interpretation of this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement on the date and year first above written.

/s/ Michael Brauser Michael Brauser	Red Violet, Inc. By: /s/ Derek Dubner Its: CEO

Exhibit A

Form of Agreement

On February 16, 2021, Red Violet, Inc. (the “Company”) entered into a Separation Agreement (the "Agreement") with Michael Brauser (“Brauser,” and together with the Company, the “Parties”).

Pursuant to the Agreement, the Parties have agreed that the Services Agreement between the Parties, expiring on August 6, 2021 (“Expiration Date”), will not be renewed, but will continue in force and effect until the Expiration Date and that Brauser will not take any actions on behalf of the Company, including pursuant to the Services Agreement, unless specifically requested in writing by the Company. Pursuant to the Agreement, Brauser also agreed (i) to certain non-solicitation obligations contained therein, (ii) that he and his affiliates will not disparage or assist or cooperate with any person or entity seeking to publicly disparage or economically harm the Company, and (iii) that Brauser and his affiliates will not initiate any lawsuit, claim, or proceeding with respect to any claims against the Company, except (with designated exceptions) for any legal proceeding initiated solely to remedy a breach of or to enforce the Agreement.

With respect to each annual or special meeting of the Company's stockholders until the Expiration Date of the Agreement, Brauser has agreed to vote the shares of the Company's common stock or any other securities entitled to vote then held by him or his affiliates in accordance with the Board's recommendations on director proposals, provided there is a change in no more than 25% of the current directors (not including changes resulting from a director's death or resignation), and the ratification of the appointment of the Company’s independent registered public accounting firm.

The Company agreed (i) that the remaining unvested 166,666 Restricted Stock Units previously granted to Brauser in accordance with the 2018 RSU Agreement will continue to vest on July 1, 2021, in accordance with and subject to all other provisions and conditions of such grant, (ii) to amend the 2020 RSU Agreement, previously granting Brauser 30,000 Restricted Stock Units such that the 30,000 Restricted Stock Units will continue to vest 33-1/3% on November 1, 2021, 66-2/3% on November 1, 2022, and 100% on November 1, 2023, without certain Company performance criteria, subject to all other provisions and conditions of such grant, (iii) to include shares of the Company's common stock held by Brauser or his affiliates in any registration statement the Company files for the benefit of selling stockholders at any time when Brauser or his affiliates beneficially own 10% or more of the Company's common stock, and (iv) to not initiate any lawsuit, claim, or proceeding with respect to any claims against Brauser and his affiliates, except (with designated exceptions) for any legal proceeding initiated solely to remedy a breach of or to enforce the Agreement.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Exhibit A-1